CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated February 18, 2009 for the Congressional Effect Fund, (the Fund), a
series of the Congressional Effect Family of Funds, and to all references to our firm included in or made a part of the N-14 filing to be filed on or about June 11, 2009, for the Congressional Effect Fund (the “Fund”), a series of the Congressional Effect Family of Funds.

Abington, Pennsylvania June 11, 2009